November 5, 2020

Your action needed ASAP: vote on Proposals 1 and 2 by new special meeting date of November 19, 2020

Dear Stockholder:

On November 5, 2020, Preferred Apartment Communities, Inc. (the "Company") adjourned its 2020 Special Meeting of Stockholders with respect to Proposal 1 (Approval of the Articles of Amendment to the Company’s charter to give bylaw access to stockholders) and Proposal 2 (Approval of the Articles of Amendment to the Company’s charter to reduce the Company’s call period on its Series A Redeemable Preferred Stock from 10 years to 5 years). The Special Meeting will reconvene on November 19, 2020 at 9:00 a.m. Eastern Time via a live webcast to provide stockholders like you with additional time to vote on the Proposals.

You may attend the Special Meeting at the following website address: https://www.virtualshareholdermeeting.com/APTS2020SM. You will be required to enter the 16-digit control number included on the proxy card you received or in the instructions that accompanied your proxy materials.

According to our records, we have not received your vote. To ensure your vote is received in time, please vote as soon as possible. Each of the Proposals is described in more detail in the proxy statement the Company filed with the Securities and Exchange Commission on September 25, 2020, and as subsequently amended. The record date for the Special Meeting, including the adjournment, remains September 25, 2020.

The required vote to approve each Proposal is two-thirds of the Company's outstanding shares entitled to vote. As of November 5, 2020, approximately 64% of the Company’s outstanding shares had been voted on Proposal 1 and Proposal 2, and, of these shares, approximately 97.9% and 95.7% had been voted in favor of Proposal 1 and Proposal 2, respectively. Independent third-party groups Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. have recommended a FOR vote on each of the proposals described below, and we urge you to vote your shares in favor of these proposed amendments.

APPROVAL OF EACH PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF 66.67% OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK, SO EVERY VOTE COUNTS. IF YOU DO NOT VOTE OR AUTHORIZE A PROXY TO VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

Since the time remaining is short, we urge you to sign, date and mail the enclosed proxy card as soon as possible. A postage-paid return envelope is enclosed for your convenience. You can also vote your shares by phone (1-866-431-2096) or internet by following the instructions on the enclosed proxy. Should you have any questions regarding the proxy materials or the details of the two proposals, please feel free to contact our proxy solicitor, Georgeson Inc., toll free at 1 (866) 431-2096. Voting by phone or internet will help to reduce expenses incurred by the company and is the quickest and easiest way to vote. We value you as a Preferred Apartment Communities stockholder. Thank you for your continued support.

    Very truly yours,

Daniel M. DuPree
Executive Chairman of the Board of Directors

IF YOU HAVE ALREADY MAILED YOUR PROXY CARD OR AUTHORIZED A PROXY ONLINE OR BY PHONE, THANK YOU AND PLEASE DISREGARD THIS LETTER.